Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NewStar Financial, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-139330, No. 333-139331, No. 333-159283, and No. 333-166772) and Form S-3 (No. 333-150581, No. 333-205200, No. 333-207571) of NewStar Financial, Inc. of our reports dated March 4, 2016, with respect to the consolidated balance sheets of NewStar Financial, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of NewStar Financial, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 4, 2016